AMENDMENT NO. 3 TO THE

SERVICES AGREEMENT

THIS AMENDMENT No. 3 made as of February 20, 2024 (“Amendment”) to that certain Services Agreement dated as of March 1, 2021 (the “Agreement”), by and between Weitz Investment Management Inc., (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund administration services for the Client pursuant to the Agreement;

WHEREAS, the Parties wish to amend the services schedule of the Agreement to account for the addition of the tailored shareholder report services; and

WHEREAS, the Parties desire to amend the fee schedule of the Agreement to account for the fees to be charged for the tailored shareholder report services.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.       Amendment to Schedule 2 - Appendix A (Fund Administration Services).

Schedule 2 - Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Schedule 2 - Appendix A attached to the end of this Amendment.

2.	Amendment to Schedule 5 (Fee Schedule).

Schedule 5 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

3.      Representations and Warranties.

a)	Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

b)	The Client represents that it has provided this Amendment to the Board.

4.      Miscelianeous.

a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

c)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Weitz Investment Management, Inc	Citi Fund Services Ohio, Inc. Inc.
By: /s/James Boyne	By: /s/John Danko
Name: James Boyne	Name: John Danko
Title: President	Title: President
Date: 2-21-2024	Date: 2/21/2024

Schedule 2 to Services Agreement – Services

Appendix A – Fund Administration Services Provided by CFSO

Service Provider shall provide the Services listed on this Schedule 2 to the Client, subject to the terms and conditions of the Agreement (including the Schedules).

1.	Services

a.	Financial Reporting and SEC Filings:

i.	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N- CSR with the SEC.

ii.	Coordinate and prepare, with the assistance and approval of the Trust’s investment adviser, counsel, officers and independent auditors, drafts of communications to shareholders of record of the Trust (“Shareholders”), including the annual report to Shareholders and the semi- annual report to Shareholders; prepare and file the final certified versions thereof on Form N- CSR.

iii.	Provide support for the Annual Prospectus Update and other Prospectus updates throughout the year as necessary, including, but not limited to, providing the required financial information for the filings.

iv.	File the Funds’ Form N-17f-2 as prepared by the Funds’ independent auditor.

v.	Prepare and file the Fund’s Form N-CEN annually.

vi.	Prepare and file all required notices pursuant to Rule 24f-2.

vii.	Prepare and file holdings reports on Form N-PORT with the SEC as required at the end of each month and the first and third quarter SOIs for website and abbreviated footnotes for NPORT Part F.
viii.	Rule 18f-4 Support for Funds Relying on “Limited Derivatives User” Exemption (Lite).

1.	Daily monitoring and reporting of derivative exposure levels

2.	Monthly exposure calculation reporting on Form N-PORT (item

B.9)

ix.	Rule 18f-4 Support for Non-Exempt Funds (Standard).

1.	Daily value at risk (VaR) calculations and reporting

2.	Monthly VaR reporting on Form N-PORT (item B.10)

3.	VaR stress testing and backtesting

4.	Form N-RN filing coordination, ad hoc, as directed by the Client

x.	Provide the assurance binder on a quarterly basis just prior to the quarterly N-CSR.

xi.	Assistance, as appropriate with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.
xii.	Support the Trust’s Principal Financial Officer with Treasury Services including but not limited to; act as the financial liaison between the board and the Audit Committee, resolving audit comments, obtaining applicable SOC-1 reports and other documentation, and administering best practices on Accounting Issues.
xiii.	Tailored Shareholder Reporting (“TSR”) production and filing (semi-annual).

b.	Expense Payments and Budgeting:

i.	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

ii.	Prepare an annual projection of the Funds’ non-asset-based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses.

iii.	Review of expense ratios and fee waiver analysis.

c.	Tax Services:

i.	Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns.

ii.	Review calculation of declaration of income / capital gain distributions to ensure compliance with income/excise tax distribution requirements.

iii.	Monitor wash sales two times per year (excise period and fiscal year end).

iv.	Coordinate with independent auditors concerning the Client’s regular annual audit.

v.	Consult on tax implications of strategic business plans and complex securities.

vi.	Ensure all required tax disclosures are included in the financial statements and NPORT Part F.

vii.	Production and delivery of fund level 1099 reportable items to the Client’s Transfer Agent including preparation and distribution of year-end shareholder tax letters.
viii.	Production of excise and fiscal year end estimates.

d.	Portfolio Compliance:

i.	Assist the Client in developing appropriate portfolio compliance procedures for each Fund to monitor compliance with the 1940 Act and other relevant regulations and provide compliance monitoring services and certifications with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

1.	Compliance monitoring services include comprehensive compliance monitoring tests and breach notifications for various restrictions, including Rule 2a-7 money market regulations, credit quality, diversification, and concentration.

ii.	Monitor and advise the Client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

iii.	Assist the Client with portfolio compliance monitoring in accordance with the Liquidity Risk Management Rule 22e-4(b) including:

1.	Daily liquidity classifications of portfolio securities held by the Fund;

2.	Daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM);

3.	Daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum;

4.	Monthly liquidity classification of portfolio securities on Form N- PORT; and

5.	Preparation and filing of form N-LIQUID, as needed.

iv.	Management and Board reporting can be supplied as needed to support monitoring of the funds against prospectus guidelines.
e.	Performance Reporting:

i.	Perform return calculations on these agreed upon frequencies; 1-, 3-, 5-, 10-, 20-, 30- years, Monthly, Quarter to Date, Year to Date and since inception.

ii.	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

iii.	Ensure consistency of performance information with reporting agencies such as Lipper, Morningstar and S&P.

iv.	Compile/report statistical information to ICI on a monthly/quarterly/annual basis as appropriate.

f.	Typesetting and Edgar Filing Services:

i.	Own and manage the typesetting for all annual and semi annual reports.

ii.	Coordinate reviews and sign-offs with the Client and other appropriate 3rd parties prior to delivering the typeset reports to the financial printer.

iii.	Coordination with the print vendor for final printing of the annual and semi- annual reports

iv.	Edgarization and filing of regulatory reports.

g.	38a-1 Compliance Support Services:

i.	Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the policies and procedures of the Service Provider to the 38a- 1 compliance procedures of the Client’s Transfer Agent.[1]

ii.	Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the Compliance Services} provided to the Client by the Service Provider pursuant to this Agreement and those of the Client’s Transfer Agent[2], taking into account reasonable requests from the CCO to the extent practicable.
iii.	Provide copies of any compliance policies and procedures and any amendments thereto relating to the Service Provider as the Client or the CCO may reasonably request in connection with the Fund Compliance Program.

1.	Provide quarterly report outlining material changes to compliance procedures

iv.	Provide information reasonably requested by the CCO or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of Service Provider.

v.	Provide reports to the Client’s CCO regarding the risk-based testing and monthly assessment performed by the Service Provider of its services under this Agreement.

vi.	Update Service Provider compliance procedures to correct material control weaknesses and to implement regulatory changes or best practices.

vii.	Maintain procedure change controls for Service Provider compliance procedures to ensure appropriate level of internal review.

viii.	Provide periodic certification that the Service Provider compliance procedures are reasonably designed to prevent, detect and correct violations of Federal securities laws.

1 Transfer Agent is defined to be specific to transfer agent services provided to the Client by FIS Fund Services.

2 Id.

h.	Regulatory Administration

i.	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

ii.	Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Funds and assisting in strategic planning in response thereto.

iii.	Provide assistance and guidance to the Client with respect to best practices for Policies and Procedures.

iv.	Maintain corporate records on behalf of the Funds and provide access to fund governance information as it relates to Regulatory Administration’s Services, including, but not limited to, board books, minute books, Declaration of Trust and by-laws, and prepare, at the direction of Client, amendments to the Client’s Declaration of Trust and by-laws and file as necessary.
v.	Assist the Funds in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Funds at the expense of the Funds in accordance with the requirements of Rules 17g-1 and 17d-l(d)(7) under the 1940 Act, and file such fidelity bonds and any applicable, related notices with the SEC, to the extent such bonds and policies are approved by the Board.

vi.	Assist the Client in preparing for and conducting Board meetings by (a) coordinating Board book production (b) subject to review and approval by the Client and its counsel, preparing Board agendas and minutes, (c) preparing the relevant sections of the Board materials pertaining to the responsibilities of Citi, (d) assisting and coordinating special materials related to annual contract approvals and approval of Rule 12b-1 plans and related matters, (e) attending Board meetings and recording the minutes, and (f) performing such other Board meeting functions as agreed by the parties.

vii.	Coordinate the printing, distribution and solicitation of proxy materials for meetings of shareholders, if held; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings

viii.	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N- PX.

ix.	At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.
x.	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

xi.	Prepare for review and approval by the Client Fund Counsel drafts of: (a) the annual update to each Funds’ registration statement on Form N-lA and all 497 filings, (b) as requested by the Client or Fund Counsel, other amendments to each Fund’s registration statement and supplements to its prospectus and statements of additional information reflecting developments from time to time with respect to existing Funds and (c) notices of annual or special meetings of shareholders of the Client and proxy materials relating thereto, and file any of the foregoing with the Commission upon the request of the Client or counsel to the Client; subject to approval by the Client and Fund Counsel, file any of the foregoing with the SEC.

xii.	Provide assistance in preparing, filing, amending and terminating state organizational documents; subject to review by counsel and Fund management.
xiii.	Provide input on regulatory matters for shareholder reports.

i.        Provision of Certain Officers:

i.	Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

j.	Management and Board Reporting:

i.	Provide additional reporting as reasonably requested by Adviser or Fund Board.